Pacific Premier Bancorp, Inc.

Second Quarter 2023 Conference Call

July 27, 2023, 12:00 p.m.

CORPORATE PARTICIPANTS
Steven Gardner - Chairman, President and Chief Executive Officer

Ronald Nicolas - Senior Executive Vice President and Chief Financial Officer

Pacific Premier Bancorp, Inc.
July 27, 2023, 12:00 p.m.

PRESENTATION

Operator
Good day, and welcome to the Pacific Premier Bancorp Second Quarter 2023 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal the conference specialist by pressing the star key followed by zero. After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star than one on your telephone keypad. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Steven Gardner, Chairman and CEO. Please go ahead, sir.

Steven Gardner
Thank you, Rocco. Good morning, everyone. I appreciate you joining us today. As you are all aware, we released our earnings report for the second quarter of 2023 earlier this morning. We have also published an updated investor presentation with additional information and disclosures on our financial performance. If you have not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation.

On today's call, I'll walk through some of the notable items related to our second quarter performance. Ron Nicolas, our CFO, will also review a few of the details surrounding our financial results. And then we'll open up the call to questions. I note that our earnings release and investor presentation include a safe harbor statement relative to the forward-looking comments. I encourage each of you to carefully read through that statement as they apply to our comments today.

We delivered another quarter of solid results in a challenging environment. Our performance reflects our disciplined focus on prudent and proactive risk, liquidity, and capital management balanced with profitable growth. Over the years, we have prepared for a wide variety of scenarios to successfully navigate through each point in the economic cycle.

To that end, beginning in early 2022, we strategically prioritized capital and liquidity accumulation by intentionally moderating our growth rates, hedging interest rate risk, and positioning our organization to leverage additional sources of liquidity, if needed. This approach is aligned with our long-standing commitment to disciplined risk management.

Specifically, on the capital front, we began curtailing loan production. We strategically increased loan pricing at the onset of rising interest rates in order to manage our balance sheet and capital position. We continued to emphasize our commitment to prudent credit underwriting standards even as other lenders aggressively pursued loan growth that we determined did not present attractive risk-adjusted returns in the prevailing environment.

Obviously, liquidity and stable funding are paramount in times of stress and dislocation. Although we could not have foreseen the events of the first six months of 2023, we anticipated that in an environment of rapidly rising interest rates, we would have to proactively manage
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liquidity, potentially sacrificing margin in the short run while concurrently protecting our core deposit base, the foundation of our franchise.

Over the past year, we opportunistically accessed wholesale funding sources by adding modest levels of term FHLB advances and brokered time deposits to complement and enhance our liquidity levels. This two-pronged approach to liquidity risk management provides us with greater flexibility as we remain focused on maintaining a low cost deposit base and opportunistically reducing higher cost wholesale funding sources over time.

The quality of our client relationships and the trust in our organization enabled us to maintain disciplined deposit pricing practices. This resulted in the average cost of non-maturity deposits of just 71 basis points for the second quarter. As of June 30, non-interest bearing deposits comprised 36% of our total deposits. This proactive and disciplined approach to capital and liquidity management puts us in a position to capitalize on future organic and strategic growth opportunities especially once risk-adjusted spreads on new loans normalize relative to those currently available in today's market.

Looking now at our results for the second quarter. We generated earnings per share of $0.60 and produced solid returns despite the macroeconomic uncertainty and the impact of 500 basis points of Fed funds rate increases since March of 2022, producing a return on average assets of 1.09% and a return on tangible common equity of 12.7%. We continue to prioritize capital accumulation during the second quarter as our tangible common equity ratio increased to 9.59% and our second quarter CET1 and total risk-based capital ratios increased 80 and 91 basis points to 14.34% and 17.24%, respectively.

During the back half of the second quarter, we expanded new client relationships as uninsured and uncollateralized deposits decreased to 32% of total deposits at June 30th. Our end-of-quarter liquidity of approximately $10 billion consisted of over $1.5 billion of cash and $8.5 billion of unused borrowing capacity, which equated to nearly 2x the coverage ratio of uninsured deposits. During the second quarter, average non-maturity deposits declined due in part to clients seeking higher returns for excess liquidity, prepaying, or paying down loans as well as seasonality around tax payments and, to a lesser extent, the ongoing uncertainty in the market, particularly after the First Republic Bank failure in early May.

Notably, the decline in deposit balances was concentrated in the early part of the quarter, and these flows have since reversed with deposit balances growing later in the quarter and continuing through July thus far. Our relationship-based business model is reflected in our long-tenured client base as the length of our commercial and consumer banking relationships is, on average, 12.5 years. Our continued focus on retaining and expanding new client relationships was supported by opportunities to gain clients, given disruptions in the industry.

Although we remain in a defensive posture relative to managing our funding costs and deposit flows, we are encouraged by a number of ongoing business development initiatives to expand client relationships. The size of our new account openings in our trust division increased, and we are seeing attractive opportunities to add high-quality relationships in PPT as well as new core commercial banking clients.

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During the second quarter, our loan portfolio further contracted due to both a lower level of demand, particularly in CRE and multifamily, along with our actions to tighten underwriting standards and raise loan pricing. Although a level of uncertainty remains within commercial real estate markets, our CRE concentration has steadily decreased, reaching the lowest levels since the Opus acquisition and continues to perform at a high level, exhibiting very little in the way of stresses. We remain focused on providing the highest level of service to our clients while staying committed to originating loans that meet our risk-adjusted return thresholds.

Our asset quality remains solid as nonperforming assets declined from the prior quarter and totaled just 8 basis points of total assets, while classified assets to total assets declined 20 basis points to 0.58%. Our team is continuously and proactively managing credit risk within our high-quality and diverse loan portfolio. They're in regular contact with our clients regarding market dynamics and their impacts on business and real estate cash flows.

With that, I will turn the call over to Ron to provide a few more details on our second quarter financial results.

Ronald Nicolas
Thanks, Steve, and good morning. For comparison purposes, the majority of my remarks are on a linked-quarter basis. Let's start with the quarter's financial highlights. Second quarter net income totaled $57.6 million or $0.60 per share, and our return on average assets and average tangible common equity were 1.09% and 12.66%, respectively. Total revenue was $180.6 million and non-interest expense came in at $100.6 million, resulting in an efficiency ratio of 54.1% and pre-provision net revenue as a percentage of average assets of 1.52% for the quarter.

Taking a closer look at the income statement. Net interest income decreased to $160.1 million, primarily as a result of higher cost of funds as well as a smaller balance sheet, reflecting our strategic pricing and underwriting actions implemented over the last several quarters.

On the funding side, both our deposit mix as well as our higher cost of funds impacted the net interest margin, which narrowed 11 basis points to 3.33%. Our non-maturity deposit costs rose 17 basis points to 0.71%, and our total cost of deposits were 1.27%, reflecting the higher cost of brokered CDs. Partially offsetting our higher average cost of funds was an 18 basis point increase in the average earning asset yields with loans increasing 17 basis points.

With the exception of higher interest rates or the expectation of higher interest rates, we anticipate continued net interest margin pressure from higher funding costs and potential changes in deposit mix. We will continue to balance liquidity and net interest margin considerations while evaluating opportunities to deploy our excess cash reserves into higher-yielding earning assets or paying down higher cost liabilities. We are actively monitoring market interest rates, and in early July, added $300 million of fixed to floating rate swaps to replenish a portion of our existing swaps that are maturing later in 2023.

Non-interest income of $20.5 million decreased $647,000 driven by $1.7 million of lower trust income due to the seasonal timing of annual tax fees recognized in the first quarter, partially offset by $770,000 of higher other income and $345,000 in loan sale gains. For the third quarter
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of 2023, we expect our total non-interest income to be in the range of $19 million to $20 million, excluding any loan or security sales.

Non-interest expense came in better than expected at $100.6 million, representing a reduction of $708,000 compared to the first quarter. Compensation and benefits expense decreased to $53.4 million, reflecting lower staffing levels and variable-based incentives as well as lower legal and professional services expense. This was partially offset by an increase in deposit expense related to higher deposit earnings credit rates.

From a staffing perspective, we ended the quarter with a headcount of 1,383 compared with 1,429 as of March 31st. We continue to manage our expenses prudently, and our expectations for the third quarter are approximately $101 million to $102 million due to expected increases in deposit expense and incentives, partially offset by lower staffing levels. Our provision for credit losses of $1.5 million decreased compared to the prior quarter, commensurate with the smaller loan portfolio and our current asset quality profile.

Turning now to the balance sheet. We finished the quarter at $20.7 billion in total assets as deposit decreases were matched by loan and investment portfolio decreases during the quarter. Total loans held for investment declined $562 million, driven by prepayments, sales and maturities of $557 million, partially offset by loan fundings of $148.5 million. Lower loan originations in the first half of 2023 have been partially offset by lower prepayments and maturities when compared to the first half of 2022. Lastly, we opportunistically sold $77 million of non-relationship loan participations during the second quarter, continuing to prioritize liquidity and allocating capital to strategic banking relationships.

Total deposits ended the quarter at $16.5 billion, which represented a linked-quarter decrease of $668 million. As we noted, we are committed to remaining disciplined as it relates to deposit pricing. This discipline was evident in the spot rate for non-maturity deposits at June 30th, which was well controlled at 78 basis points. The securities portfolio decreased $112 million to $3.7 billion, and the average yield on our investment portfolio increased 7 basis points to 2.64%.

We anticipate approximately $200 million in cash flow from the amortization in maturities of our investment portfolio over the remainder of the year, and reinvestment will be dependent upon deposit flows and liquidity considerations. The combination of solid earnings and a smaller balance sheet further strengthened our risk-based capital ratios this quarter.

In addition, our tangible common equity increased 39 basis points to 9.59%, and our tangible book value per share increased to $19.79. We continue to operate the institution from a position of capital strength to maximize strategic optionality as well as investor and regulatory expectations regarding capital maintenance.

Lastly, from an asset quality standpoint, nonperforming loans were 0.13% as a percentage of total loans, 5 basis points improved from the prior quarter. Although total delinquency increased slightly to 0.23%, our classified loans fell to 0.88% from 1.14% in the first quarter. Our allowance for credit loss remained a healthy $192.3 million and our coverage ratio increased to 1.41%.

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Our total loss absorption, which includes the fair value discount on loans acquired through acquisition, finished the quarter at 1.76%. We would not anticipate any decreases in our coverage ratio, given the broader economic uncertainty and could see a potential increase if an economic downturn materializes.

With that, I will turn it back to Steve.

Steven Gardner
Great. Thanks, Ron. I'll wrap up with a few comments about our outlook. As reiterated over the last several quarters, we will continue to take a conservative and disciplined approach to managing the business while simultaneously playing both offense and defense. Offense, from the standpoint of consistent business development efforts focused on new client acquisition as well as ongoing investments in our people and technology. Defense, through proactive communication and outreach to existing clients in an effort to deepen our relationships and expand the products and services that we can deliver for them and their businesses.

Historically, this approach has been effective through a variety of cycles and enabled us to consistently deliver strong relative financial results while building franchise value. In terms of capital management, we'll maintain a prudent approach while remaining flexible to capitalize on potential opportunities that will help expand our business, better serve our clients, and maximize long-term shareholder value. At this point, it's difficult to forecast how market dynamics and the economic environment will unfold.

That said, we are prepared for a wide variety of outcomes and are well positioned for potential or further dislocations in the credit funding and/or capital markets and simultaneously prepared to move to a greater offensive posture should our outlook become more constructive. On the M&A front, we remain open-minded to transactions that will complement our franchise and maximize long-term value to our shareholders.

Our business has always been centered on relationships, the services we provide, and the quality of our teams. I want to recognize our entire organization for their commitment to providing unparalleled service for our clients and our colleagues. On behalf of the Board of Directors and our entire executive leadership team, I want to congratulate and thank every one of our team members for their achievements and perseverance through a challenging backdrop during the first half of 2023.

That concludes our prepared remarks. Rocco, will you open up the call for questions?

QUESTION AND ANSWER

Operator
Yes sir. If you'd like to ask a question, please press star then one on your telephone keypad. If your question has already been addressed and you'd like to withdraw your question, please press star then two.

Today's first question comes from Chris McGratty at KBW. Please go ahead.

Pacific Premier Bancorp, Inc.
July 27, 2023, 12:00 p.m.

Andrew Leischner
This is Andrew Leischner on for Chris McGratty. How is it going?

Steven Gardner
Good. How are you, Andrew?

Andrew Leischner
So I know you mentioned in your prepared remarks that deposit flows reversed towards the end of the quarter and into July. But I think you're referring to total deposits. Can you speak to trends you're seeing in your non-interest bearing deposits, if there's been any stabilization there towards the end of the quarter or more recently in July?

Steven Gardner
Yes, that's pretty consistent. That's what we were referring to is non-maturity and that includes certainly non-interest bearing as well.

Andrew Leischner
Okay, great. Thank you. And obviously, so like the last few quarters, you've been tightening standards on credit. How should we start -- how should we think about loan growth in the back half of the year? And I guess, what do you need to see or like what will it take for you to get more comfortable with extending credit? Thanks.

Steven Gardner
I think as we move through the second half, Ron had mentioned that we're seeing a slowing, there appears to be a slowing at this point in prepays and pay downs. So that in and of itself will help on the absolute level of the portfolio. I think as we've started to see a bit more stabilization in the deposit market, that we're becoming incrementally more comfortable around lending, but it's got to have the kind of returns that we expect.

And frankly, we just haven't seen that at this point, given that there are some lenders out there that are still lending at what we consider just unacceptable risk-adjusted rates. So we'll see how it plays out. I think our team is doing an excellent job in developing full banking relationships, and the type of loans that we're putting on the books today are very attractive. So we'll continue that approach.

Andrew Leischner
Okay, great. Thanks for the color. And just one more, if I can. So we saw the merger between Banc of Cal and PacWest over this week. I'm just curious if you've been a little more active and if conversations have started to pick up. And if you could just remind us on your like what your ideal target would be in terms of asset size, geography, and maybe product type? Thank you.

Steven Gardner
Sure. Yes, I would certainly say that over the last several weeks, it appears that conversations have, in fact, picked up. We'll see whether that materializes into anything in the future. M&A always, whether it's conversations or deals coming together, ebb and flow. But I think the pressures on the industry are greater today than they've ever been. Scale matters. We certainly -- we have a fundamental belief that this is a consolidating industry. And at times, that
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consolidation maybe slows down, but there are likely opportunities for it to pick up materially in the not too distant future, we would think.

From our standpoint, not many things have changed from an acquisition standpoint, geography, principally in the West Coast. Those are fundamentally relationship-based banks that are focused on small and middle market businesses. There are not a plethora of targets out there for us. We've talked about that. And we've always been open to considering a variety of options to maximize shareholder value, and we're going to continue to do that.

Andrew Leischner
Okay, great. Thank you for the questions.

Steven Gardner
Sure.

Operator
Thank you. And our next question today comes from Matthew Clark at Piper Sandler. Please go ahead.

Matthew Clark
Hey, good morning, Steve and Ron. Maybe just a few questions on the NIM outlook. Ron, did you have the average NIM in the month of June? And I saw the spot rates.

Ronald Nicolas
I don't have that right with me at this point. Obviously, it's down a little bit from the quarter average. But --

Steven Gardner
We don't have July. June, we'd have to come up with.

Ronald Nicolas
Yes, that's right. We will see continued pressure from the funding as we saw here in the second quarter.

Matthew Clark
Yes, understood. And then how much did the hedges contribute to net interest income in 2Q and 1Q? I just don't seem to have the 1Q number either?

Ronald Nicolas
They contributed consistently. They increased about 4 or 5 basis points from the prior quarter in the first quarter here. I think that's in our IP.

Matthew Clark
And in terms of order and magnitude though in dollars?

Ronald Nicolas
Let me just see here. About $9 million for the quarter.
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Matthew Clark
Okay. Okay. And then just your outlook on borrowings with deposits starting to flow back in. I guess, how should we think about your borrowing balances in the second half?

Steven Gardner
Those are term borrowings. I don't think we have anything maturing in the third quarter here, but we may have a little bit in the fourth quarter. We had layered those out, but that's true with the brokered deposits. I think we've got roughly $450 million that will mature here towards the end of the third quarter. And depending upon how things transpire with -- from the loan side, the deposit flows and the like, we are carrying a lot of liquidity that we'd anticipate paying those down or off, it just depends. But we've never thought of wholesale funding as adding much in any kind of value to the franchise. And so our intent is to pay those down and off over time.

Matthew Clark
Okay. And then as we look into next year and some of these swaps start to run off. Just trying to get a sense for whether or not you think you can kind of mitigate that, assuming the forward curve and still expand the margins as you look into next year, if that's possible or not, again with the swaps running off?

Steven Gardner
Yes. No, I think that's reasonable. We did just add, as Ron mentioned, $300 million of notional swaps that are already in the money and that was just here in July. And from some of the other things we're seeing, as we talked about, given where the core deposits are, we can reduce those brokered deposits. That's going to go a long way to paying that due impacting non-interest expense. And we would expect that over time here, as the loan portfolio continues to modestly reprice higher and we add -- continue to add good quality relationships, that all of those factors are going to benefit the net interest margin.

Ronald Nicolas
And Matthew, also keep in mind that the swaps, they are laddered across roughly year and a half maturity starting in the fourth quarter here, as Steve mentioned. So we've got -- we're going to have a still pretty healthy notional position as we move into 2024 as well.

Matthew Clark
Okay. And then just on the M&A topic, did you guys consider PacWest? And why or why not?

Steven Gardner
We don't comment on other institutions.

Matthew Clark
Okay. That's fair. Thanks.

Operator
Thank you. And ladies and gentlemen, as a reminder, if you would like to ask a question, please press star then one.

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July 27, 2023, 12:00 p.m.

Our next question comes from Andrew Terrell with Stephens. Please go ahead.

Andrew Terrell
Hey, good morning.

Steven Gardner
Good morning, Andrew.

Andrew Terrell
I'll just start on the -- I think you said there were $77 million of participation sold this quarter. Were those syndicated credits or club deals? And then are there any more planned selloffs of participations? Are there any remaining?

Steven Gardner
Those were syndicated deals typically that we inherit from acquisitions over the years. There -- we'll continue to look. We don't have very much in a way, it's a very small amount of the loan portfolio. But we'll continue to track it and monitor it. And if there's opportunistic times where we can liquidate those, we very well may. But as I said, it's a pretty small amount.

Andrew Terrell
Yes. I didn't see it anywhere, but were there any marks taken on those this quarter, on the $77 million?

Steven Gardner
No, no.

Andrew Terrell
And then just overall on just the size of the loan portfolio and the growth or compression moving forward, I mean, it looks like on an annualized basis down call it 14%, 15% annualized on the HFI book the past two quarters. I guess should we think about the magnitude of that compression slowing a little bit in the back half of the year, but still loan balance compression from here as opposed to growth? I'm just trying to get a handle on where the loan portfolio can shake out size-wise.

Steven Gardner
Sure. So I think that we're going to, at this point, continue to take this generally the similar posture that we have on adding new credits, but we think there's some areas to incrementally add as long as they meet our risk-adjusted thresholds. Two, as Ron mentioned, we are seeing what appears to be a pretty good slowdown in prepays and payoffs. I think that's probably owing to some of the other lenders out there finally beginning to tighten up a bit around their own extensions of credit and naturally just less demand.

So I think those factors, I would -- hard to forecast but I would certainly expect you would not see that level of compression in the second half of the year. What level and whether or not we get net loan growth really depends upon a number of factors here. We're just not going to fund new loan growth, as I've told the team, with wholesale funding. It just doesn't add any value to
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the institution. But we've got plenty of room to bring on good quality full banking relationships to the organization, and we're going to continue to stay focused in that area.

Andrew Terrell
Yes, understood. I appreciate the color there. And then one more on the wholesaler brokered deposits. I think you mentioned $450 million that comes up for maturity at the end of the third quarter. Is that $450 million, is that a pretty even amount over the next, call it, several quarters?

Steven Gardner
Approximately. It varies a little bit from quarter-to-quarter, but yes, you could use that number for your model.

Andrew Terrell
Okay. Very good. Well, thank you for taking the questions.

Steven Gardner
Certainly.

CONCLUSION

Operator
Thank you. This concludes today's question-and-answer session. I would like to turn the conference back over to Mr. Gardner for any closing remarks.

Steven Gardner
Great. Thank you, Rocco, and we appreciate everyone joining us. Have a good day.

Operator
Thank you, sir. This concludes today's conference call. We thank you all for attending today's presentation. You may now disconnect your lines and have a wonderful day.
Pacific Premier Bancorp, Inc.
July 27, 2023, 12:00 p.m.